Exhibit 99.3

CONSENT OF TPH & CO.

We hereby consent to the use of our opinion letter dated July 13, 2023 to the Board of Directors of Denbury Inc. (“Denbury”), included as Annex C to the proxy statement/prospectus that forms a part of amendment no. 1 to the Registration Statement on Form S-4 of Exxon Mobil Corporation (“ExxonMobil”), filed on September 27, 2023 (the “Registration Statement”), relating to the proposed merger of Denbury with a wholly owned subsidiary of ExxonMobil, and to the description of such opinion and the references to our name contained therein under the headings “Summary—Opinions of Denbury’s Financial Advisors”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the Denbury Board of Directors and Reasons for the Merger”, “The Merger—Opinions of Denbury’s Financial Advisors” and “The Merger—Certain Denbury Unaudited Prospective Financial Information.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

TPH & CO.
(The energy investment and merchant banking business of Perella Weinberg Partners LP)

/s/ TPH & CO.

Houston, Texas

September 27, 2023